Exhibit 99.1

NB&T Financial Reports Earnings for First Quarter 2012

April 24, 2012

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the first quarter of 2012 of $361,000, or $.11 per share. Net income for the first quarter of 2011 was $1.0 million, or $.29 per share. Net income is down primarily due to a $750,000 increase in the loan losses provision this quarter, compared to the first quarter of 2011. Additionally, NB&T recognized $789,000 in securities sale gains the same period last year, compared to no securities sales this year.

Comparing the first quarter of 2012 to 2011, President & CEO, John Limbert, commented, “While our net income declined $644,000, our core business of net interest margin plus non-interest income minus non-interest expenses actually improved by $551,000. Limbert continued, “In 2011, we sold securities and recognized a $789,000 gain, which more than offset the increased provision for loan losses and higher operating expenses. This year, with regional property values continuing to decline, we added additional reserves in anticipation of liquidating specific credits. The combined total of $13.1 million of nonaccrual loans and other real estate owned is lower than the total for both of those items at the end of 2011 year end and the end of the same quarter last year and is the lowest since the third quarter of 2010. At the same time, with the Federal Reserve’s commitment to maintain lower interest rates through 2014, we did not sell securities this quarter to offset the additional provision expense in order to maintain investment balances and our current investment rates.”

Net interest income was $5.6 million for the first quarter of 2012, compared to $5.9 million for the first quarter of 2011. Net interest margin decreased to 3.46% for the first quarter of 2012, compared to 3.84% for the same quarter last year. The net interest margin decreased primarily due to a change in asset mix from higher-yielding loans to lower-yielding securities. Average loans, which had an average rate of 5.66%, declined $13.3 million, while average securities, with an average rate of 2.23%, increased $14.6 million in the first quarter of 2012.

The provision for loan losses for the first quarter of 2012 was $1.3 million, compared to $550,000 in the same quarter last year. Net charge-offs were $1.4 million in the first quarter of 2012, compared to $759,000 in the first quarter of 2011. Charge-offs in 2012 increased primarily due to the write-off of one commercial loan for approximately $850,000, which was fully reserved for in the previous quarter. The provision for loan losses was increased to add specific loan reserves of approximately $622,000 for two commercial real estate loans where lower sales offers are being negotiated on the real estate properties securing these loans and to add general reserves related to increased charge-off experience. Non-performing loans declined to $10.0 million at March 31, 2012, compared to $12.1 million at December 31, 2011. Approximately $1.6 million of the non-performing loans outstanding at March 31, 2012 are covered under the Company’s FDIC loss share agreement, with the FDIC sharing in 80% of any future losses associated with those loans.

Total non-interest income was $2.1 million for the first quarter of 2012, compared to $2.6 million for the first quarter of 2011. Non-interest income for 2011 was higher due to the Company realizing $789,000 in gains on the sale of approximately $23.0 million in securities, partially offset by increased overdraft fees in 2012.

Total non-interest expense was $6.0 million for the first quarter of 2012, compared to $6.6 million for the first quarter of 2011. The decline in expense is to due to an overall focus on expense reduction primarily in the areas of personnel, branch hours, marketing and other processing costs.

On March 20, 2012, the Board of Directors declared a dividend of $0.30 per share, payable April 23, 2012 to shareholders of record on March 30, 2012.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Statements of Income
Interest income	$6,527	$6,685	$6,829	$7,348	$7,310
Interest expense	964	999	1,079	1,270	1,385

Net interest income	5,563	5,686	5,750	6,078	5,925
Provision for loan losses	1,300	1,525	475	385	550
Other non-interest income	2,116	2,080	2,148	1,907	1,768
Net gains/(losses) on sales of securities	—	620	421	(10)	789

Total non-interest income	2,116	2,700	2,569	1,897	2,557
Total non-interest expenses	6,014	6,116	6,282	6,146	6,579

Income before income taxes	365	745	1,562	1,444	1,353
Income taxes	4	128	432	395	348

Net income	$361	$617	$1,130	$1,049	$1,005

Per Share Data
Basic earnings per share	$0.11	$0.18	$0.33	$0.31	$0.29
Diluted earnings per share	0.11	0.18	0.33	0.31	0.29
Dividends per share	0.30	0.30	0.30	0.30	0.30
Book value at quarter end	20.63	20.68	20.98	20.71	20.49
Average basic shares outstanding	3,424	3,423	3,424	3,424	3,424
Average diluted shares outstanding	3,434	3,431	3,430	3,436	3,448

Balance Sheet Items (Quarter End)
Total assets	$697,620	$675,588	$674,030	$675,028	$667,552
Securities	154,437	139,744	145,457	137,071	122,679
Loans, including loans held for sale	394,367	404,470	405,009	408,516	408,710
Allowance for loan losses	4,573	4,668	3,484	3,475	3,506
Deposits	602,963	581,383	576,391	580,730	575,375
Borrowings	15,310	15,310	16,485	16,347	16,225
Total shareholders’ equity	70,663	70,790	71,845	70,903	70,148

Assets Under Management
Total assets	$697,620	$675,588	$674,030	$675,028	$667,552
Cash management sweep accounts	41,095	33,834	42,310	38,842	47,167
Market value of trust assets	205,219	197,274	190,957	200,337	171,844

Total assets under management	$943,934	$906,696	$907,297	$914,207	$886,563

Selected Financial Ratios
Return on average assets (annualized)	0.21%	0.36%	0.66%	0.62%	0.60%
Return on average equity (annualized)	2.04	3.39	6.39	5.97	5.72
Dividend payout ratio	272.73	166.67	90.91	96.77	103.45
Net interest margin	3.46	3.61	3.67	3.95	3.84
Non-interest expense to total revenue	78.32	72.93	75.51	77.07	77.56
Average loans to average total assets	56.54	58.55	59.64	60.51	59.94

Asset Quality
Nonaccrual loans	$9,647	$12,007	$9,646	$11,452	$10,023
Accruing and 90 or more days past due	327	133	3	1,049	1,038

Total nonperforming loans	$9,974	$12,140	$9,649	$12,501	$11,061

Other real estate owned	3,500	3,520	4,236	4,175	4,658
Net charge-offs	1,395	341	466	415	759

Non-performing loans to total loans	2.53%	3.00%	2.38%	3.06%	2.71%
Loan loss allowance to total loans	1.16	1.15	0.86	0.85	0.86
Loan loss allowance to non-performing loans	45.85	38.45	36.11	27.80	31.70
Loans 30+ days past due to total loans	0.49	0.63	0.92	0.75	1.18
Net charge-offs to average loans	1.41	0.34	0.46	0.41	0.75

Capital
Average equity to average total assets	10.13%	10.55%	10.33%	10.44%	10.42%
Tier 1 leverage ratio**	10.66	11.03	11.09	11.17	10.99
Total risk-based capital ratio**	19.20	19.15	18.86	18.81	18.57

**	Estimated for current quarter end